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                                                                     Exhibit 3

                                                                 NOV 26 1997
                                                                 B75
                                                                 C97-1950

               CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                                         of
                                BIG TEX ENTERPRISES
NOV 26 1997
C 9767-91
---------

     DOUGLAS ANSELL certifies that:

          1. The original articles were filed with the Office of the Secretary of State on November 1, 1997.

          2. As of the date of this certificate, 6,000,000 shares of stock of the corporation have been issued.

          3. Pursuant to a shareholders meeting at which in excess of 51% voted in favor of the following amendment, the company hereby adopts the following amendments to the Articles of Incorporation of this
          Corporation:

               Article One is hereby amended to read as follows:

               FIRST: The name of the corporation is:

                           KANAKARIS COMMUNICATIONS, INC.

               Article Four is hereby amended to read as follows:

               FOURTH: The total authorized capital stock of the corporation shall be One-Hundred-Million Shares of Class A Common Stock of the Par Value of .001 all of which shall be entitled to voting power and 5 Million Shares of Class B Preferred Stock which shall be entitled to 3 to 1 voting rights over common stock also at .001 par value.


                                        /s/ Douglas Ansell
                                        ------------------------------
                                        Douglas Ansell, Vice President

     State of Nevada    )
                        )   ss.
     County of Clark    )

     On 11/25/97, personally appeared before me, a Notary public, Douglas Ansell, who acknowledged that he executed the above instrument.

                                             /s/ Bridget E. Richards
[SEAL]                                       --------------------------
                                             A Notary Public in and for
                                             said County and State.


             NOTARY PUBLIC
            STATE OF NEVADA
            COUNTY OF CLARK
          BRIDGET E. RICHARDS
            No: 94-4099-1
My Appointment Expires Sept. 5, 2000